Amendment no. 1 To pricing supplement dated May 20, 2024 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement No. 333-270004 Dated May 30, 2024 Rule 424(b)(3)

Callable Zero Coupon Notes due May 24, 2039

The section entitled “Annex A — Accretion Schedule” in the pricing supplement dated May 20, 2024, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the following:

Annex A — Accretion Schedule

Redemption Date	Accreted Principal Amount Per $1,000 Principal Amount Note
May 24, 2026	$527.268
November 24, 2026	$545.450
May 24, 2027	$563.632
November 24, 2027	$581.814
May 24, 2028	$599.996
November 24, 2028	$618.178
May 24, 2029	$636.360
November 24, 2029	$654.542
May 24, 2030	$672.724
November 24, 2030	$690.906
May 24, 2031	$709.088
November 24, 2031	$727.270
May 24, 2032	$745.452
November 24, 2032	$763.634
May 24, 2033	$781.816
November 24, 2033	$799.998
May 24, 2034	$818.180
November 24, 2034	$836.362
May 24, 2035	$854.544
November 24, 2035	$872.726
May 24, 2036	$890.908
November 24, 2036	$909.090
May 24, 2037	$927.272
November 24, 2037	$945.454
May 24, 2038	$963.636
November 24, 2038	$981.818

CUSIP:	48130CLR4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement and prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•      Pricing supplement dated May 20, 2024:

http://www.sec.gov/Archives/edgar/data/19617/000121390024045960/ea174696_424b2.htm

•       Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•       Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf